UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)

224 Airport Parkway, San Jose, CA 95110

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 944-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 21, 2016 (the “Closing Date”), Quantum Corporation (the “Company”) entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) and a senior secured term loan facility (the “Term Loan Facility”).

The loan documents for the Revolving Credit Facility include a Revolving Credit and Security Agreement (the “Revolving Credit Agreement”), entered into by and among the Company, the lenders party thereto, and PNC Bank, National Association, as administrative agent (the “Revolving Agent”), for such lenders, pursuant to which the Company may borrow loans up to a maximum principal amount of the lesser of $80,000,000 and the amount of the borrowing base (as defined in the Revolving Credit Agreement). The Revolving Credit Agreement also provides for an uncommitted accordion in an amount of up to $20 million. The Company borrowed approximately $26 million under the Revolving Facility on the Closing Date.

The loan documents for the Term Loan Facility include a Term Loan Credit and Security Agreement (the “Term Loan Credit Agreement” and together with the Revolving Credit Agreement, collectively, the “Credit Agreements”) entered into by and among the Company, the lenders party thereto, and TCW Asset Management Company LLC, as administrative agent (the “Term Loan Agent”), for such lenders. The Term Loan Credit Agreement provides for a senior secured term loan of $50 million, drawn on the Closing Date, and a senior secured delayed draw term loan of $20 million.

Advances under the Revolving Credit Agreement designated as “Domestic Rate Loans” and “Swing Loans” will bear interest at a rate per annum equal to the greatest of (i) the prime rate, (ii) the Federal funds rate plus 0.50% and (iii) the LIBOR Rate based upon an interest period of 1 month plus 1.0%, plus an applicable margin of 1.50%. Advances under the Revolving Credit Agreement designated as “LIBOR Rate Loans” will bear interest at a rate per annum equal to the LIBOR Rate plus an applicable margin of 2.50%.

Loans under the Term Loan Credit Agreement designated as “Prime Rate Loans” will bear interest at a rate per annum equal to the greatest of (i) 3.00%, (ii) the Federal funds rate plus 0.50%, (iii) the LIBOR Rate based upon an interest period of 1 month plus 1.0% and (iv) the “Prime Rate” last quoted by the Wall Street Journal, plus an applicable margin ranging from 6.00% to 7.25% based on the applicable Senior Net Leverage Ratio. Loans designated as “LIBOR Rate Loans” will bear interest at a rate per annum equal to the LIBOR Rate plus an applicable margin ranging from 7.00% to 8.25% based on the applicable Senior Net Leverage Ratio.

The “Maturity Date” under both Credit Agreements is October 21, 2021. The Credit Agreements contain certain customary covenants, including requirements to prepay the loans in an amount equal to 100% of the net cash proceeds from certain assets dispositions, subject to certain reinvestment rights and other exceptions. Amounts outstanding under the Credit Agreement may become due and payable upon the occurrence of specified events, which among other things include (subject to certain exceptions and cure periods): failure to pay principal, interest, or any fees when due; breach of any representation or warranty, covenant or other agreement in the Credit Agreements; the occurrence of a bankruptcy or insolvency proceeding with respect to the Company or any of its subsidiaries; any “Event of Default” under the Company’s Convertible Senior Subordinated Notes or with respect to other indebtedness involving an aggregate amount of $1,000,000 or more; any lien created by the Credit Agreements or any related security documents ceasing to be valid and perfected; the Credit Agreements or any related security documents or guarantees ceasing to be legal, valid, and binding upon the parties thereto; or the occurrence of a change of control.

Pursuant to each Credit Agreement, the Company granted a lien to the Term Loan Agent and the Revolving Agent, as applicable, in all of the assets now owned or hereafter acquired by any Loan Party including, without limitation: accounts, books, chattel paper, commercial tort claims, deposit accounts, equipment, fixtures, general intangibles, inventory, investment property, intellectual property and intellectual property licenses, equity interests, securities accounts, supporting obligations, money and cash equivalents, and the proceeds and products of each of the foregoing, in each case, subject to certain exceptions.

Copies of the Term Loan Credit Agreement and the Revolving Credit Agreement are attached as Exhibits 10.1 and 10.2, respectively, to this Report, the terms of which are incorporated herein by reference. The foregoing description of the agreements is qualified in its entirety by reference to the full text of the agreements.

Item. 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Term Loan Credit and Security Agreement, dated October 21, 2016, among Quantum Corporation, TCW Asset Management Company LLC, as agent, and the lender parties thereto

10.2	Revolving Credit and Security Agreement, dated October 21, 2016, among Quantum Corporation, PNC Bank, National Association, as agent, and the lender party thereto

99.1	Press Release, dated October 21, 2016, announcing the financing transaction

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

/s/ Shawn D. Hall
Shawn D. Hall Senior Vice President, General Counsel and Secretary

Dated: October 21, 2016